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                                                                   EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

The General Partners
Pacific Landmark Hotel, Ltd. and Pacific Gateway, Ltd.

  We consent to incorporation by reference in this registration statement of Host Marriott Corporation of our report dated March 10, 1995, except as to note 6 to the combined financial statements, which is as of January 5, 1996, included in Host Marriott Corporation's Form 8-K dated January 17, 1996, relating to the combined financial statements of Pacific Landmark Hotel, Ltd. and Pacific Gateway Ltd., as of December 31, 1994 and 1993, and for each of the years in the two-year period ended December 31, 1994, and to the reference of our firm under the heading "Experts" in this prospectus.

                                          KPMG Peat Marwick LLP

San Diego, California
January 10, 1997